Exhibit (10.2)

EASTMAN KODAK COMPANY

2018 Performance Incentive Program under the

2013 OMNIBUS INCENTIVE PLAN

Award Agreement

This “Award Agreement” evidences a performance award (the “Award”) by the Company under the Eastman Kodak Company 2013 Omnibus Incentive Plan (the “Plan”), as indicated below.  The Award is subject to all other terms set forth in the Plan and this Award Agreement.  Capitalized terms not defined in this Award Agreement have the meanings given to them in the Plan.

Name of Grantee:

Grant Date:January 1, 2018

Total Award Value:$

Award Terms

Vesting Schedule:

Performance Period:  There will be a two-year Performance Period (the “Performance Period”), which runs from January 1, 2018 through December 31, 2019.  The performance goals for the Performance Period (together, the “Goal”) are:

(a)	a “cash balance” increase of $50M (net of “debt repayments”); and

(b)	“cash generated from working capital” greater than $0.

Definitions for these metrics will follow standard GAAP definitions.

Vesting Period:  Following the Performance Period, there will be a one-year Vesting Period (the “Vesting Period”), which runs from January 1, 2020 through December 31, 2020.

A Participant’s Award will only vest if (a) the Performance Goal is achieved, and (b) the Grantee is continuously employed by the Company or any of its Affiliates from the Grant Date through the end of the Vesting Period (the “Vesting Date”).  If the Goal is not met, the Award will be forfeited as of the end of the Performance Period, and in the event of the Participant’s termination of service for any reason prior to the end of the Vesting Period, the Participant’s Award will be immediately forfeited.

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Payment/Delivery:

If the Goal is met and the Participant remains in continuous employment with the Company or any of its Affiliates from the Grant Date through the Vesting Date, the Company shall pay to the Grantee the Total Award Value in cash no later than 30 days after the Vesting Date, subject to Section 16.4 of the Plan (Tax Withholding).

Notwithstanding the foregoing, the Executive Compensation Committee of Kodak’s Board of Directors (the “Committee”) may, in its sole discretion, settle the Award in whole or in part in Shares under the Plan.  If the Committee chooses to settle all or a portion of the Award in Shares, the number of Shares to be issued to the Grantee shall be determined by dividing the amount of the Award to be settled in Shares by the Fair Market Value of a Share on the payment date.

Transferability:

Except as otherwise provided by the Plan, the Award is not in any manner subject to alteration, anticipation, sale, transfer, assignment, pledge or encumbrance.

No Right to Continued Employment:

The Grantee’s receipt of the Award does not give the Grantee a right to remain in the employment of the Company or any of its Affiliates.

Data Privacy:

By accepting the Award, the Grantee agrees that any data, including the Grantee’s personal data, may be exchanged among the Company and its Affiliates to the extent the Company determines necessary or advisable to administer the Plan and the Award, as well as with any third-party engaged by the Company to administer the Plan and the Awards granted under the Plan.

Amendment:

Pursuant to Section 15.2 of the Plan, the Committee may from time to time amend this Award Agreement; provided, however, no amendment shall materially adversely impair the rights of the Grantee under this Award Agreement without the Grantee’s consent.

Miscellaneous:

The Award is intended to comply with the requirements of Section 409A, and the Plan and this Award Agreement shall be interpreted and administered consistent with such intentions, and in accordance with Eastman Kodak Company’s Policy Regarding Section 409A Compliance.  The Company may unilaterally amend this Award Agreement for purposes of compliance with Section 409A if, in its sole discretion, the Company determines that such amendment would not have a material adverse effect with respect to the Grantee’s rights under this Award Agreement.  Notwithstanding the foregoing, no person connected with the Plan or the Award in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment will be applicable with respect to the Award or payments made under this Award Agreement, or that such tax treatment will apply to or be available to the Grantee.

The Award will not be includible as compensation or earnings for purposes of any benefit or compensation plan offered by the Company or its Affiliates.

The obligations of the Company pursuant hereto are subject to compliance with all applicable governmental laws, regulations, rules and administrative actions, including, but not limited to, the Securities Act of 1933, as amended, and the Exchange Act, and all rules promulgated thereunder.  In order to avoid any violations, the Committee may, at any time and from time to time, impose additional restrictions upon the Award.

All Other Terms:

As set forth in the Plan.

The Plan is incorporated herein by reference, and, by accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan and this Award Agreement.  This Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the Award.

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